Exhibit 4.34

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Seaport Canaveral, Corp. 555 Hwy 401, Cape Canaveral, FL 32920 (O) 321-783-4890, (F) 321-783-4892

Appendix 6

Term Storage Agreement of Renewable Diesel

Appendix 6 is an integral part of the Terminalling Services Contract (C100101- the “Contract”) between Seaport Canaveral Corp (Seaport) and Vitol Inc (Vitol) and directly linked to the Contract as stated above.

Seaport has made modifications to tank 150-6, pipelines, installed new pumps, and the truck rack by adding infrastructure which allows safe isolated storage and handling of Renewable Diesel. The infrastructure modifications will be completed on April 1st, 2015.

A. Means of delivery (see item #6 in the Contract)

•	Reception ex seagoing vessel or barge on or after April 1st, 2015

•	Redelivery into seagoing vessel, barge or Road Tank Truck after April 1st, 2015

Seaport’s responsibility for quality and/or quantity of the product other than generation of a Bill of Lading with the quantities and specifications shall be as per original Contract terms and conditions.

B. Rates expressed in (US) dollars

Monthly Tankage Service Fee of $[***] per barrel (BBL) (see item 7a in Terminal Service Contract for volume calculation and inclusions) - per month with the annual increase starting February 1, 2015 based on the overall consumer’s price index, as stated in Contract C100101. Invoicing is to start effective March 1st, 2015 to Renewable Diesel Desk, Vitol Contact Bill Adkins. The distillate Desk will be responsible for tank rental until February 28th, 2015.

C. ULSD/Diesel Dock Line Sharing

Seaport will coordinate vessel receipts for discharge of Renewable Diesel with Vitol distillates Desk through existing ULSD designated dock line from NCP berths. Line displacements of both products will be required to Vitol ULSD tanks and Renewable Diesel tank to facilitate respective discharges between products.

Seaport Canaveral, Corp. 555 Hwy 401, Cape Canaveral, FL 32920 (O) 321-783-4890, (F) 321-783-4892

Seaport’s responsibility for the line displacement calculations, quantities, qualities, slops, or contaminations as received from Customer’s Desks shall be as per original Contract terms and conditions.

D. Responsibility for disposal of product

Responsibility for disposal of product, contaminated product, product mixtures, transmix, debris or particulate and any petroleum contact water (PCW), if required, remains with Customer.

Seaport Canaveral’s responsibility for the type, quantity, quality, color or for any other parameter of the material shall be as per the original Contract terms and conditions.

E. Billing, Invoicing and Term

This service Addendum/Appendix for Renewable Diesel is subject to the same term and due dates as stated and agreed to on the existing Terminalling Services Contract Ref. C100101 and will be invoiced accordingly and must be payable regardless of any claims outstanding or pending any resolution thereof.

EXECUTED EFFECTIVE MARCH 1ST 2015:

	Seaport Canaveral Corp		Vitol Inc.

By:	A.G.H. Steenland	By:	William Adkins
	Print Name / Title		Print Name / Title

Date:	April 16, 2015	Date:	April 16, 2015

/s/ A.G.H. Steenland		/s/ William Adkins
Signature :		Signature :

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.